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FORM 4                                                     OMB APPROVAL
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                                                  OMB Number:          3235-0287
[  ] Check this box if no longer                  Expires:     December 31, 2001
     subject of Section 16. Form 4                Estimated average burden
     or Form 5 obligations may                    hours per response ....... 0.5
     continue. See Instruction 1(b).              ------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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1.  Name and Address of Reporting Person*

    Beiriger       Terry            W.
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    (Last)         (First)       (Middle)

    3410 East University, Suite 180
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    (Street)

    Phoenix        Arizona        85034
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    (City         (State)         (Zip)
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2.  Issuer Name and Ticker or Trading Symbol

    NASDAQ - "IFCI"  PHLX - "IFC"
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3.  IRS Or Social Security
    Number of Reporting
    Person (Voluntary)

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4.  Statement for Month/Year

    July 2000
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5.  If Amendment,
    Date of Original
    (Month/Year)

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6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)
    [ ] Director                          [ ] 10% Owner
    [X] Officer (give title below)        [ ] Other (specify below)

    Secretary and Treasurer
    -----------------------
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7.  Individual or Joint/Group Filing (Check Applicable Line)
    [X] Form filed by One Reporting Person
    [ ] Form filed by More than One Reporting Person
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
Form 4 (continued)

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                TABLE I--NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of Security 2. Trans- 3. Trans-    4. Securities Acquired (A) 5. Amount of     6. Owner-    7. Nature of
   (Instr. 3)           action    action       or Disposed of (D)         Securities       ship         Indirect
                        Date      Code         (Instr. 3, 4 and 5)        Beneficially     Form:        Beneficial
                        (Month/   (Instr. 8)                              Owned at         Direct       Owner-
                        Day/      ----------   ------------------------   End of Month     (D) or       ship
                        Year)                            (A) or         (Instr. 3 and 4)  Indirect(I)  (Instr. 4)
                                  Code    V      Amount    (D)    Price                   (Instr. 4)
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
Common Stock            7-7-00     P             1,920      A     $6.64
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Common Stock            7-3-00     G             3,000      D     $25.875  126,661         D-117,057
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                                                                                           I-9,604*
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       Table II--DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
              (e.g., puts, calls, warrants, options, convertible securities)
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1. Title of Derivative   2. Conver-   3. Trans-   4. Transac-   5. Number of Derivative
   Security (Instr. 3)      sion or      action      tion          Securities Acquired
                            Exercise     Date        Code          (A) or Disposed
                            Price of     (Month/     (Instr. 8)    of (D)(Instr. 3,4, and 5)
                            Derivative   Day/        -----------   ----------------------------
                            Security     Year)       Code      V     (A)         (D)
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Stock Options               $14.31       5/31/00       A            25,000
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6. Date Exer-       7. Title and Amount of    8. Price   9.  Number    10.Owner-  11. Nature
   cisable and         Underlying Securities     of          of Deriv-    ship        of
   Expiration          (Instr. 3 and 4)          Deriv-      ative        Form of     Indirect
   Date (Month/                                  ative       Securities   Deriv-      Benefi-
   Day/Year)                                     Security    Bene-        ative       cial
   ----------------    -----------------------   (Instr.5)   ficially     Security:   Owner-
   Date     Expira-                  Amount or               Owned at     Direct (D)  ship
   Exer-    tion          Title      Number of               End of Month or Indirect (Instr.4)
   cisable  Date                     Shares                  (Instr. 4)   (I)(Instr.4)
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   5/31/00  5/30/05   Common Stock   25,000                  460,000       D
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
Explanation of Responses:
* 9,604 shares are owned by Mr. Beiriger's immediate family.

                           /s/ Terry W. Beiriger                    8/7/00
                           -------------------------------     -----------------
                           **Signature of Reporting Person            Date
** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.
Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
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